Exhibit T3A-4

CERTIFICATE OF INCORPORATION

OF

INTERLEASING, INC.

FIRST: The name of the Corporation is Interleasing, Inc.

SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware.

THIRD: The nature of the business and purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares of common stock of the par value of $1.00 each.

FIFTH: The name and mailing address of the incorporator is:

Name	Mailing Address
Martin F. Doublesin	1301 McKinney, Suite 5100
Houston, Texas 77010-3095

SIXTH: The names and mailing addresses of the persons who are to serve as directors of the Corporation until the first annual meeting of the stockholders or until their successors are elected and qualify are:

Name	Mailing Address
Glynn G. Davies	No. 800, 600 - 6th Avenue S.W.
Calgary, Alberta, Canada T2P 0S5

Gerald M. Hillis	No. 800, 600 - 6th Avenue S.W.
Calgary, Alberta, Canada T2P 0S5

SEVENTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide. The Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

The undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 26th day of August, 1993.

/s/ Martin F. Doublesin
Martin F. Doublesin

INTERLEASING, INC.

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

Interleasing, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST: That the Board of Directors of the Company, by Written Consent of Directors in Lieu of Special Meeting dated April 12, 1999, unanimously adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Company and directed that such amendment be considered by the sole stockholder of the Company:

To amend Article First of the Certificate of Incorporation in its entirety to read as follows:

“FIRST: The name of the corporation is Advantage Engineering Services, Inc.”

SECOND: That by Written Consent of Sole Stockholder in Lieu of Special Meeting dated April 12, 1999, in accordance with Section 228 of the DGCL, the holder of all of the shares of Common Stock of the Company entitled to vote on such amendment voted in favor of such amendment.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed on April 14, 1999, by Brian G. Petovello, its Secretary.

INTERLEASING, INC.

By:	/s/ Brian G. Petovello
Brian G. Petovello
Secretary

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 06:00 PM 04/03/2002
020215755 — 2349181

STATE of DELAWARE

CERTIFICATE of AMENDMENT of

CERTIFICATE of INCORPORATION

•             First: That at a meeting of the Board of Directors of Advantage Engineering services, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

Resolved, feat the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “1” so that, as amended, said Article shall be and read as follows:

“The name of the Corporation is Advantage R. &. D, Inc.”

•             Second: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting fee necessary number of shares as required by statute were voted in favor of the amendment.

•             Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

•             Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.

BY:	/s/ Jan Campbell
(Authorized Officer)

NAME:	Jan Campbell; Secretary
(Type or Print)